Exhibit 99.1

Phillips 66 Partners Reports
Third-Quarter Earnings

Highlights

•	Distributable cash flow of $33.4 million

•	EBITDA of $35.0 million

•	Increased quarterly distribution by 5 percent to $0.3168 per unit

•	Reported net income of $29.4 million

•	Announced acquisition of strategic logistics assets from Phillips 66 for $340 million

HOUSTON, Oct. 29, 2014 – Phillips 66 Partners LP (NYSE: PSXP) announces third-quarter 2014 earnings of $29.4 million, or $0.37 per common limited partner unit. Earnings before interest, income taxes, depreciation and amortization (EBITDA) were $35.0 million in the third quarter, and distributable cash flow was $33.4 million.

“We delivered solid operating performance in the third quarter and increased our quarterly cash distribution by 5 percent,” said Greg Garland, Phillips 66 Partners chairman and CEO. “We continue to grow our business to enhance unitholder value and recently reached an agreement with Phillips 66 to acquire two new crude oil rail-unloading facilities located at Phillips 66’s Bayway and Ferndale refineries, as well as the Cross-Channel Connector Pipeline assets near our Pasadena Terminal.”

Financial Results

Total revenues for the third quarter were $53.4 million, down $3.5 million from second-quarter 2014, primarily due to lower volumes resulting from maintenance activities at certain Phillips 66 refineries connected to the partnership’s facilities. Total costs were $23.9 million in the third quarter, down $0.7 million from second-quarter 2014, mainly due to lower operating costs and general and administrative expenses.

On Oct. 22, 2014, the board of directors of the general partner declared a quarterly cash distribution of $0.3168 per limited partner unit. This distribution represents a 5 percent increase compared with the second-quarter 2014 distribution of $0.3017 per unit. Over the prior four quarters, Phillips 66 Partners has increased its distribution to the limited partners by 49 percent on an annualized basis. As of Sept. 30, 2014, the partnership had $43.0 million in cash and cash equivalents.

Phillips 66 Partners Reports Third Quarter Earnings

Acquisition Details

Phillips 66 Partners recently announced an agreement with Phillips 66 to acquire two new crude oil rail-unloading facilities, located in Linden, New Jersey, and Ferndale, Washington, for $330 million, as well as certain assets associated with the Cross-Channel Connector Pipeline for $10 million. The acquisition is expected to be immediately accretive to unitholders and is anticipated to close in December 2014. In connection with the closing, the partnership will enter into 10-year terminal services agreements with Phillips 66 for 100 percent of the available capacity of the rail-unloading facilities. The Bayway and Ferndale rail-unloading facilities have capacities of 75,000 barrels per day (BPD) and 30,000 BPD, respectively, and are expected to generate between $30 million to $35 million of annual EBITDA.

Upon closing of the acquisition, the partnership plans to utilize the Cross-Channel Connector Pipeline assets to undertake a $12 million organic project to provide shippers access from its Pasadena Terminal to third-party systems located north of the Houston Ship Channel. The project is supported by long-term transportation services agreements with multiple shippers. The pipeline system is anticipated to have a capacity of up to 180,000 BPD and commence commercial operations in the second quarter of 2015. The Cross-Channel Connector Pipeline system is expected to generate $6 million to $8 million of annual EBITDA.

Investor Webcast

Phillips 66 Partners President Tim Taylor; Vice President and Chief Financial Officer Greg Maxwell; and Vice President and Chief Operating Officer Tom Liberti will host a webcast today at 2 p.m. EDT to discuss the partnership’s third-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

Phillips 66 Partners Reports Third Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations are based on management’s expectations, estimates and projections about the partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil and refined petroleum products we transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil and refined petroleum products; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms EBITDA and distributable cash flow. These are non-GAAP financial measures. EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the partnership with other companies in our industry, as well as help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our unitholders. We believe that the presentation of EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and distributable cash flow are net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered as alternatives to GAAP net income or net cash provided by operating activities. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. EBITDA forecasts related to the Bayway and Ferndale rail-unloading facilities and the Cross-Channel Connector Pipeline system were derived on an EBITDA-only basis. Accordingly, elements of net income including tax and depreciation information are not available. Together, these items generally result in a significant uplift in EBITDA over net income.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Third Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q3 2014	Q2 2014
Selected Income Statement Data
Total revenues	$53.4	$56.9
Net income	29.4	32.1

EBITDA	35.0	37.6
Distributable cash flow	33.4	34.3

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.37	$0.41
Subordinated units—Phillips 66	0.37	0.41

Selected Balance Sheet Data
Cash and cash equivalents	$43.0	$34.5
Total assets	350.5	342.7
Total debt	160.0	160.0

Total Equity
Equity held by public
Common units	$413.2	$411.9
Equity held by Phillips 66
Common units	53.6	52.3
Subordinated units	112.6	110.1
General partner	(406.4)	(407.7)
Total Equity	$173.0	$166.6

Phillips 66 Partners Reports Third Quarter Earnings

Statement of Income
	Millions of Dollars
	Q3 2014	Q2 2014
Revenues
Transportation and terminaling services—related parties	$52.7	$54.5
Transportation and terminaling services—third parties	0.7	2.4
Total revenues	$53.4	$56.9

Costs and Expenses
Operating and maintenance expenses	$12.5	$13.0
Depreciation	4.0	3.9
General and administrative expenses	4.9	5.4
Taxes other than income taxes	1.1	1.0
Interest and debt expense	1.4	1.3
Total costs and expenses	$23.9	$24.6
Income before income taxes	29.5	32.3
Provision for income taxes	0.1	0.2
Net Income	$29.4	$32.1

Selected Operating Data
	Thousands of Barrels Daily
	Q3 2014	Q2 2014
Pipeline, Terminal and Storage Volumes
Pipelines*
Pipeline throughput volumes
Crude oil	302	295
Refined products	384	438
Total	686	733

Terminals
Terminaling throughput and storage volumes
Crude oil	464	453
Refined products	413	457
Total	877	910
* Represents the sum of volumes transported through each separately tariffed pipeline segment.

Revenue per Barrel ($/BBL)
Average pipeline revenue	$0.48	$0.50
Average terminaling and storage revenue	0.29	0.28

Phillips 66 Partners Reports Third Quarter Earnings

Cash Distributions
	Q3 2014	Q2 2014
Cash Distributions* ($ Millions)
Common units—public	$6.0	$5.7
Common units—Phillips 66	6.3	6.0
Subordinated units—Phillips 66	11.1	10.6
General partner—Phillips 66	1.9	1.6
Total	$25.3	$23.9
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.3168	$0.3017

Coverage Ratio	1.32	1.44

Reconciliation of EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q3 2014	Q2 2014
Reconciliation to Net Income
Net Income	$29.4	$32.1
Plus:
Depreciation	4.0	3.9
Net interest expense	1.4	1.3
Amortization of deferred rentals	0.1	0.1
Provision for income taxes	0.1	0.2
EBITDA	$35.0	$37.6
Plus:
Adjustments related to minimum volume commitments	1.4	(0.7)
Phillips 66 prefunded projects and indemnities	0.7	1.1
Other	0.2	—
Less:
Net interest paid	1.7	0.1
Income taxes paid	—	0.2
Maintenance capital expenditures	2.2	3.4
Distributable Cash Flow	$33.4	$34.3

Phillips 66 Partners Reports Third Quarter Earnings

Reconciliation of EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q3 2014	Q2 2014
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$34.8	$35.5
Plus:
Net interest expense	1.4	1.3
Provision for income taxes	0.1	0.2
Changes in working capital	(0.6)	0.6
Other	(0.7)	—
EBITDA	$35.0	$37.6
Plus:
Adjustments related to minimum volume commitments	1.4	(0.7)
Phillips 66 prefunded projects and indemnities	0.7	1.1
Other	0.2	—
Less:
Net interest paid	1.7	0.1
Income taxes paid	—	0.2
Maintenance capital expenditures	2.2	3.4
Distributable Cash Flow	$33.4	$34.3